EXHIBIT 2.9




                                    AFSCHRIFT

                           Akte van Statutenwijziging
                               STICHTING INTERBREW
                             gevestigd te Amsterdam
                         Akte de dato 20 augustus 2004.



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                                                                ADGH/JT/60003584


VAN DOORNE N.V.

AKTE VAN STATUTENWIJZIGING

van : STICHTING INTERBREW,
statuair gevestigd te: Amsterdam


AKTE 20 AUGUSTUS 2004


Op twintig augustus tweeduizend vier, is voor mij Aart Daniel Gerard Heering, notaris te Amsterdam, verschenen:

Paul Hubertus Nicolaas Quist geboren te's-Gravenhage op elf juni negentienhonderd vierenzestig, wonende Vondelstraat 178 huis, 1054 GW Amsterdam, houder van een geldig Nederlands paspoort met nummer: ND1902860, ongehuwd en niet geregistreerd als partner.

De verschenen persoon, verklaarde,

IN AANMERKING NEMENDE:

(A) Stichting Interbrew (de "STICHTING") werd opgericht bij atke op negentien oktober tweeduizend verleden voor een waarnemer van mij, notaris voornoemd.

(B) De statuten van de Stichting werden laatstelijk gewijzigd bij akte op heden verleden voor mij, notaris voornoemd.

(C) De vergadering van certificaathouders en het bestuur van de Stichting hebben, in een - overeenkomstig de statuten van de Stichting bijeengeroepen - vergadering, gehouden vandaag, met inachtneming van bedoelde statuten, besloten tot integrale wijziging van haar statuten. De besluitvorming heeft plaatsgevonden op basis van de Engelse tekst.

(D)      Bovengenoemd besluiten blijken uit de betreffende notulen.

(E) Deze statutenwijziging zal van kracht worden op het moment als aangegeven in het de overgangsbepaling in het slot van deze akte.

(F) De verschenen persoon is bij het hiervoor genoemde bestuursbesluit onvoorwaardelijk gemachtigd om de akte van statutenwijziging te doen verlijden en te tekenen, waarbij de statuten van de stichting algeheel opnieuw worden vastgesteld, waarvan de Engelse tekst zal luiden als volgt:

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NAME, REGISTERED OFFICE, DURATION, DEFINITIONS

ARTICLE 1.

1. The foundation is called 'STICHTING INTERBREW' (the 'ADMINISTRATIE KANTOOR' or the 'AK').

2. The AK has its registered office in the Netherlands, in Rotterdam and is constituted for an indefinite period of time.

3. For purposes of these By-Laws (the 'BY-LAWS'), the following terms shall have the following meanings:

     o 'AMBEV' means Companhia de Bebidas das Americas - AmBev, a corporation duly incorporated and validly existing under the laws of the Federative Republic of Brazil, with head offices at Rua Dr Renato Paes de Barros 1017, 4th Floor, 04530-001 Sao Paulo, enrolled in the taxpayrs' registry under number 02.808.708/0001-07;

     o    'BOARD' means the board of directors of the AK;

     o 'BRC' means BRC SaRL, a company (societe a responsabilite limitee) duly incorporated and validly existing under the laws of Luxemburg, having its registered office at 73, Cote d'Eich, L-1450, Luxembourg;

     o    'CERTIFICATE' means any Class A Certificate or Class B Certificate;

     o 'CLASS A CERTIFICATE' means a Certificate issued by the AK to EPS or any Permitted Successor or Permitted Transferee of EPS in respect of a Share directly or indirectly owned by EPS or such Permitted Successor or Permitted Transferee;

     o 'CLASS B CERTIFICATE' means a Certificate issued by the AK to BRC or any Permitted Successor or Permitted Transferee of BRC in respect of a Share directly or indirectly owned by BRC or such Permitted Successor or Permitted Transferee;

     o 'CLASS A DIRECTOR' means any director of the AK appointed by the Class A Holders' Assembly;

     o 'CLASS B DIRECTOR' means any director of the AK appointed by the Class B Holders' Assembly;

     o 'CLASS A HOLDERS' means persons holding Class A Certificates in accordance with the By-Laws and the Conditions of Administration;

     o 'CLASS B HOLDERS' means persons holding Class B Certificates in accordance with the By-Laws and the Conditions of Administration;

     o 'CLASS A HOLDERS' ASSEMBLY' means a general meeting of the Class A Holders in accordance with the By-Laws or the Conditions of Administration;

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     o    'CLASS B HOLDERS' ASSEMBLY' means a general meeting of the Class B
          Holders in accordance with the By-Laws or the Conditions of Administration;

     o 'CLOSING DATE' has the meaning given to that term in the Contribution and Subscription Agreement;

     o 'COMPANY' means Interbrew, a corporation (societe anonyme/naamloze vennootschap) duly incorporated and validly existing under the laws of Belgium, having its registered office located at 1 Grand Place, 1000 Brussels;

     o 'CONDITIONS OF ADMINISTRATION' means the Conditions of Administration of the AK, as defined in Article 2 of the By-Laws;

     o 'CONTRIBUTION AND SUBSCRIPTION AGREEMENT' means the Contribution and Subscription Agreement, dated as of the third day of March two thousand and four, by and among the Company the AK, EPS, S-Braco Participacoes SA and the other parties thereto, as amended;

     o 'EPS' means Eugenie Patri Sebastien SA or EPS SA, a company (societe anonyme) duly incorporated and validly existing under the laws of Luxembourg, having its registered office at 5, rue Guillaume Kroll, L-1882 Luxemburg;

     o 'FOUNDER' means, on the one hand, each of the founders of the Company, being the descendants of Roger de Spoelberch, Olivier de Spoelberch, Guillaume de Spoelberch, Genevieve de Prel Roose de Calesberg, Gustave de Mevius, Elisabeth de Haas Teichen, Marthe van der Straten Ponthoz and Albert Van Damme and, on the other hand, each of the controlling shareholders of AmBev, being Jorge Paulo Lemann, Carlos Alberto da Veiga Sicupira and Marcel Herrmann Telles;

     o 'FOUNDERS' AFFILIATE' means any legal or natural person affiliated to a Founder;

     o 'HOLDERS'means persons holding A or B Certificates in accordance with the By-Laws and the Conditions of Administration;

     o 'HOLDERS' ASSEMBLY' means the general meeting of the Class A Holders and the Class B Holders held in accordance with the By-Laws or the Conditions of Administration;

     o 'INTERBREW SHAREHOLDERS' AGREEMENT' means the Shareholders' Agreement, dated as of the second day of March two thousand and four among BRC, EPS, Rayvax and the AK, as amended;

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     o    'PERMITTED SUCCESSOR' means, with respect to EPS, any successor as referred to in Section 2.01.(a) of the Interbrew Shareholders' Agreement and, with respect to BRC, any successor as referred to in
          Section 2.02.(a) of the Interbrew Shareholders' Agreement;

     o 'PERMITTED TRANSFEREE' means any Founders' Afifliate; provided, that the voting or economic interests held directly or indirectly in any such Founders' Affiliate by Persons who are not Founders or Founders' Affiliates shall not exceed twenty-four ninety-nine hundredth per cent (24.99%);

     o 'RAYVAX' means Rayvax Societe d'Investissements SA, a corporation (societe anonyme/naamloze vennootschap) duly incorporated and validly existing under the laws of Belgium, having its registered office at 19, Square Vergole, 1200 Brussels;

     o    'SHARE' means a share of capital stock of the Company.

OBJECTS AND MEANS

ARTICLE 2.

1. The principal objective of the AK is to provide a means by which the Class A Holders and the Class B Holders, who collectively directly or indirectly own a majority of the issued and outstanding Shares, may jointly and equally exercise control over the business and affairs of the Company in their capacity as indirect shareholders of the Company.

2. In order to enable it to fulfil its purpose, the AK shall receive Shares in exchange for Certificates issued by the AK.

     The AK provides for the safeguarding, administration and management of these Shares for the account of the Holders and at their risk, and exercises all rights pertaining thereto; it ensures that the dividends and other income derived from the Shares are received and subsequently paid to the Holders; it protects the interests of the Holders in any circumstance that may so require; it carries out, in the broadest sense of the term, the execution of transactions that are related to and promote the aforementioned objectives, except for any transactions that may involve a business risk.

     The AK is not authorized to sell or in any other manner alienate the Shares it receives and against which it issues Certifcates, nor is it authorized to pledge them or to use them as collateral in any manner whatsoever, unless provided otherwise in the Conditions of Administration.

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3.   The AK shall draft a notarised deed detailing the conditions pursuant to which the Shares shall be certified and the Certificates shall be issued as well as the other rules relating to the AK that are not specifically addressed in the By-Laws (the 'CONDITIONS OF ADMINISTRATION').

ADMINISTRATION, BOARD

ARTICLE 3.

1. The AK is managed by a Board consisting of eight members.

     Such eight (8) members shall consist of four (4) directors appointed by the Class A Holders' Assembly and four (4) directors appointed by the Class B Holders' Assembly.

2. The Board is entrusted with the management of the AK.

BOARD MEMBERS

ARTICLE 4.

1. Each Board member shall be appointed for a three-year time period and can be reappointed after this three-year time period, unless otherwise foreseen in the Conditions of Administration.

2. Each Board member shall serve until his or her death, disability, resignation or removal by the Holders' Assembly that appointed him or her, or until the expiry of his/her mandate. Without prejudice to paragraph 1 above, if a vacancy occurs because of the death, disability, resignation or removal of a director or the expiry of his/her mandate, the Holders' Assembly that appointed the director shall appoint a successor Board member.

SECRETARY

ARTICLE 5.

The Board shall appoint a secretary who is not a Board member.

REPRESENTATION

ARTICLE 6.

1.   The AK may be represented vis-a-vis the Holders and third parties by two
     (2) Board members acting together, it being understood that one (1) of such representatives will be a Class A Director and one (1) of such representatives will be a Class B Director;

     One Class A Director (appointed by the Class A Directors) and one Class B Director (appointed by the Class B Directors) shall jointly represent the AK at each ordinary or extraordinary shareholders' meeting of the Company and such representatives of the AK shall jointly vote at the shareholers' meetings of the Company in accordance with the decisions of the Board.

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2.   The Board can also grant a written power of attorney to one or more of its members or to one or more third party in order to represent the AK provided, that if such power of attorney relates to any matter requiring supermajority approval as indicated in the Conditions of Administration, the granting of such power of attorney shall likewise require such supermajority approval.

BOARD MEETINGS, DECISIONAL PROCESS

ARTICLE 7.

1. The board shall meet before every general and extraordinary shareholders' meeting of the Company, upon the request of any Board member or under any other circumstances provided for in the Conditions of Administration.

     Except as otherwise provided in the By-Laws or the Conditions of Administration, the presence in person or by proxy of at least seven (7) Board members shall be necessary to constitute a quorum for the transaction of business and pass valid resolutions, provided, however, that in the even any meeting of the Board shall fail to achieve a quorum due in any case, to the absence of directrs appointed by the Holders' Assembly or a certain class, the quorum requirement shall not apply to the second meeting and valid resolutions may be passed at such second meeting by the directors then present.

     Any adjournment of a meeting of the Board shall be held no sooner than forty-eight (48) hours after the time set for the related meeting or the previous adjournment.

     At the Board meetings convened before and with respect to the shareholders' meetings fo the Company, the Board (i) will designate two directors (one to be designated by the Class A Directors and one to be designated by the Class B Directors) who shall jointly represent the AK at each such ordinary or extraordinary shareholders' meeting of the Company, and (ii) determine the manner in which the Shares owned by the AK will be voted.

     Such representatives of the AK shall jointly vote at the shareholders' meetings of the Company in accordance with the decisions of the Board.

2. The Board meetings are convened by the secretary and are held at the place mentioned in the notice of call of the meeting in the Netherlands or abroad, in the manner and further to any conditions provided for in the Conditions of Administration.

3. The notices of call of the meetings and any adjournments thereof shall be in writing and shall mention the points of the agenda which shall be handled during the meeting.

     Such notices shall be sent at least seven (7) days before the day of the meeting.

     In case of urgency, this time period can be shortened to forty-eight (48) hours.

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     In any case, any decision taken by the Board at a meeting will be valid if all Board members are present or represented even if such meeting was not convened in accordance with the notice procedure described above.

     Each Board member has the right to cast one vote.

     The affirmative vote of the majority of the directors present at a meeting, including at least two Class A Directors and two Class B Directos, shall be required for any resolution of the Board, with due observance of the quorum requirements specified above and with due observance of any supermajority approval required by the Conditions of Administration and any other requirements provided for in the Conditions of Administration, including those with respect to Ownership Matters and Key Operational Matters (as such terms are defined in the Interbrew Shareholders' Agreement).

4. Any resolution required or permitted to be taken by the Board may be taken without a meeting if all members of the Board consent thereto in writing.

5. Any or all of the directors may participate in a meeting of the Board by means of telephone, videoconference or similar communications equipment by means of which all persons participating in the meeting can hear each other.

     Participation in a meeting by such means shall constitute presence in person at such meeting.

6. Board meetings shall be chaired by a director appointed either by the Class A Directors or the Class B Direcotrs present at such meeting.

     Such appointment right shall alternate between the Class A Directors and the Class B Directors on a meeting-to-meeting basis, with the Class A Directors having the right to chair the first Board meeting. The chairman of the Board or of any meeting shall not have a casting vote in case of a tie.

7. The discussions during the meetings shall be recorded in the minutes to be drafted by the secretary or by any other person appointed by the Chairman of the meeting, in English, or in any other language approved by the Board.

     The minutes shall be prepared by the secretary for signature by the chairman of the meeting, plus one director of the other class.

     The signed minutes shall be maintained in the minute book.

8. A member can issue a written power of attorney to another member of the Board in order to be represented at a Board meeting.

     The representative cannot vote on any matters other than those specifically within the scope of such power of attorney.

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9.   Except for the resolutions which are taken by written consent in accordance with paragraph 4 above, all votes shall be oral, unless otherwise decided by the chairman of the meeting and provided that no other member of the Board challenges such oral vote.

     Blank votes and void votes are deemed not cast.

CERTIFICATES

ARTICLE 8.

1. The holder of each Share certified by the AK shall receive a registered Certificate, in accordance with the provisions of the Conditions of Administration.

     No bearer certificates shall be issued.

2. The Board shall maintain a register of Certificates in accordance with the Conditions of Administration.

3. The Holders of Certificates must make sure that their name and address are notified to the Board, so that they can be included in the register of Certificates.

     Any holder whose name and address are not recorded in the register of Certificates will not be entitled to exercise its rights with respect to its Certificates.

4. If any Certificate belongs to several persons who hold such Certificate as joint tenants or tenants in common, the holders of such interests must be represented by one person vis-a-vis the AK in accordance with the Conditions of Adminstration.

5. Each Certificate, whether of class A or B, shall have equal rights with due observance to the above.

DISTRIBUTIONS

ARTICLE 9.

The AK shall receive all dividends and other financial proceeds in respect of the Shares it has certified. Within ten days after such receipt, it shall transfer the dividends or such other proceeds to the Holders after deduction of costs for which reimbursement is due to the AK pursuant to the Conditions of Administration.

The manner in which the AK exercises any other rights pertaining to the Shares it has certified shall be determined in accordance with the Conditions of Administration.

PRESCRIPTION

ARTICLE 10.

The right to dividends and other income in respect of the Shares due to the Holders shall terminate after a period of ten years has elapsed from the date that payment of a dividend or other income has been made.

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TRANSFER OF CERTIFICATES

ARTICLE 11.

The transfer of a Certificate has to be effected in accordance with the relevant provisions of the Conditions of Administration.

EXCHANGE OF CERTIFICATES

ARTICLE 12.

Unless otherwise provided in the By-Laws or in the Conditions of Administration, the Certificates cannot be exchanged.

FISCAL YEAR

ARTICLE 13.

The fiscal year of the AK starts on the first day of January each year and ends on the thirty-first day of December of each year.

FINANCIAL CONTROL, ANNUAL ACCOUNTS AND RESPONSIBILITY

ARTICLE 14.

1. The Board shall prepare, or cause to be prepared, financial statements relating to each fiscal year no later than the thirtieth day of June of the year that follows the relevant fiscal year to which such statements relate.

     Such account shall be submitted to and approved by the Holders' Assembly within three months of such preparation.

2. The Board shall cause such financial statements to be audited annually by internationally recognized independent public accountants.

     Such auditor will have access to the accounting books and records of the AK.

     Such auditor will communicate the results of his observations to the Board in a written report.

3. In connection with the submission of the financial statements to the Holders' Assembly, a resolution shall be presented to the Holders' Assembly to release the Board members from any liability in respect of their service in such capacity during the relevant fiscal year.

HOLDERS' ASSEMBLY

ARTICLE 15.

1. The Board will convene a Holders' Assembly whenever it deems appropriate or as may be provided for in the Conditions of Administration.

2. Notice of the meeting shall be addressed to the Holders by registered letter at least eight (8) days before the meeting.

     Such notice shall contain the agenda for the meeting.

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3.   Any decision taken by the Holders' Assembly will he valid if all Holders are present or represented even if such meeting was not convened in accordance with the notice procedures described above.

4.   The Board shall designate a person to chair the Holders' Assembly.

5. All Holders having a voting right in accordance with the Conditions of Administration shall have access to the meeting.

     Any Holder may grant a written power of attorney to any other Holder in order to be represented at a meeting.

6.   Each Certificate carries one vote.

     Resolutions will be adopted by a supermajority approval of eighty-five per cent (85%) of all issued and outstanding Certificates unless otherwise provided for in the By-Laws of the Conditions of Administration.

CONVOCATION BY THE HOLDERS

ARTICLE 16.

     Holders which represent at least twenty per cent (20%) of all issued and oustanding Certificates may require the Board of the AK to convene a Holders' Assembly. This request must be addressed in writing and must indicate the agenda of the meeting.

     The meeting must be convened within fourteen (14) days after receipt of such request.

     Should this obligation not be complied with, the requesting Holders may themselves convene a meeting and in such case the Holders present shall designate a chairman.

MISCELLANEOUS

ARTICLE 17.

1. The Board is exclusively competent to modify the By-Laws and the Conditions of Administration of the AK in accordance with the Conditions of Administration and in particular with due observance of the majority as mentioned in article 15 paragraph 2 of the Conditions of Administration.

     A modification of the By-Laws must be notarised.

     Notwithstanding the provisions of Article 6.2, each member of the Board is entitled to make sure that the decision of any Board meeting with respect to an amendment to the By-Law is duly notarised. The Holders' Assembly is not authorised to modify the By-Laws or the Conditions of Administration

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2.   The AK shall automatically be dissolved as a matter of law when it ceases to hold any Shares and shall be automatically dissolved upon termination of the Interbrew Shareholders' Agreement.

     In cases other than an automatic dissolution pursuant to the previous sentence, the dissolution of the AK can only be resolved by the Holders' Assembly upon proposal of the Board.

     The Holders' Assembly shall not resolve unless those Holders in attendance represent at least eighty-five per cent (85%) of all issued and outstanding Certificates.

     In order to effect such a dissolution, the Class A Directors shall designate one liquidator and the Class B Directors shall designate one liquidator.

     The two liquidators must possess professional qualifications conmensurate with the responsibilities inherent in such appointment and must be independent from the Holders and the AK, and shall abide by any professional secrecy rules or other applicable law.

     The liquidators shall act together and diligently proceed to effect such liquidation and shall distribute all certified Shares to the Holders thereof that have yet to be distributed to such Holders, after payment of reasonable expenses incurred by such liquidators or the AK in connection with such liquidation.

     The liquidators shall ensure that all Certificates are exchanged for Shares as promptly as practicable.

3. The AK will continue to exist, and the provisions of the By-Laws shall remain in effect, until the liquidation has been completed and will be represented by the liquidators for the duration of the liquidation.

4. These By-Laws shall take effect as of the Closing Date and shall remain in effect for so long as the AK remains in existence, unless amended in accordance with Article 17.1.

UNEXPECTED SITUATIONS / PREVAILING EFFECT

ARTICLE 18.

1. The Board shall seek to resolve any problem that may arise in applying or interpreting the By-Laws.

     In the event of a difference of interpretation among the members of the Board or among the Holders, the English wording of the By-Laws shall be binding upon them, to the extent possible, whereas for third parties the official Dutch wording of the By-Laws shall prevail.

     The Board shall also determine the rules to be applied in all cases not governed by the By-Laws or the Conditions of Administration.

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     FINAL PROVISIONAL CLAUSE WITH REGARD TO EFFECTIVE DATE

     This amendment to the By-Laws will come into effect as soon as three (3) Board Members of the Foundation, acting jointly, shall have acknowledged in writing (via a document called "affidavit") that the Closing has taken place and that the amendment to the By-Laws has entered into force, which acknowledgement, as well as an authorized copy of this deed, will be filed at the Trade Register.

     Ter uitvoering van voormelde beslissing wijzigt comparant de statuten als volgt:

     Naam, zetel en duur

ARTIKEL 1.

1. De stichting draagt de naam: STICHTING INTERBREW (hierna te noemen het 'ADMINISTRATIEKANTOOR' of 'AK').

2. Het AK heeft haar statutaire zetel in Nederland te Rotterdam en is opgericht voor onbepaalde tijd.

3. In deze statuten (de 'STATUTEN') zullen de volgende begrippen de navolgende betekenis hebben:

     o 'AMBEV' betekent Companhia de Bebidas das Americas-AmBev, een rechtspersoon geldig opgericht en bestaand naar het recht van de federatieve Republiek van Brazilie, met hoofdkantoor te Rua Dr Renato Paes de Barros 1017, vierde verdieping, 04530 001 Sao, Sao Paulo, Brazilie, opgenomen in het register van belastingbetalers onder nummer 02.808.708/0001-07;

     o    'BESTUUR' betekent de raad van bestuur van het AK;

     o 'BRC' betekent BRC SaRL, een besloten vennootschap met beperkte aansprakelijkheid (societe a responsabilite limitee) geldig opgericht en bestaand naar het recht van Luxemburg, met statutaire zetel te 73, Cote d'Eich, L. 1450 Luxemburg;

     o    'CERTIFICAAT' betekent een Klasse A Certificaat of Klasse B
          Certificaat;

     o 'KLASSE A CERTIFICAAT' betekent een certificaat uitgegeven door het AK aan EPS of een Toegelaten Opvolger of Toegelaten Overnemer van EPS met betrekking tot een Aandeel direct of indirect eigendom van EPS of zo'n Toegelaten Opvolger of Toegelaten Overnetmer;

     o 'KLASSE B CERTIFICAAT' betekent een certificaat uitgegeven door het AK aan BRC of cen Toegelaten Opvolger of Toegelaten Overnemer van BRC met betrekking for cen Aandeel

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          direct of indirect eigendom van BRC of zo'n Toegelaten Opvolger of
          Toegelaten Overnemer;

     o 'KLASSE A BESTUURDER' betekent een bestuurder van het AK benoemd door de Klasse A Houders Vergadering;

     o 'KLASSE B BESTUURDER' betekent een bestuurder van het AK benoemd door de Kasse B Houders Vergadering;

     o 'KLASSE A HOUDERS' betekent personen die Klasse A Certificaten houden overeenkomstig de Statuten en de Administratievoorwaarden;

     o 'KLASSE B HOUDERS' betekent personen die Klasse B Certificaten houden overeenkomstig de Statuten en de Administratievoorwaarden;

     o 'KLASSE A HOUDERS VERGADERING' betekent een algemene vergadering van de Klasse A Houders gehouden in overeenstemming met de Statuten of de Administratievoorwaarden;

     o 'KLASSE B HOUDERS VERGADERING' betekent cen algemene vergadering van de Klasse B Houders gehouden in overcenstemming met de Statuten of de Administratievoorwaarden;

     o 'CLOSING DATE' heeft de betekenis zoals omschreven in de Contribution and Subscription Agreement;

     o 'VENNOOTSCHAP' betekent Intervrew, een naamloze vennootschap, geldig opgericht en bestaand naar het recht van Belgie, met maatschappeljke zetel te 1 Grote Markt, 1000 Brussel;

     o 'ADMINISTRATIEVOORWAARDEN' betekent de Administratievoorwaarden van het AK zoals gedefinieerd in artikel 2 van de Statuten;

     o 'CONTRIBUTION AND SUBSCRIPTION AGREEMENT' betekent de Contribution and Subscription Agreement, gedateerd drie maart tweeduizend vier, door en tussen de Vennootschap, het AK, EPS, S-BracoParticipacoes SA en de andere partijen daarbij, zoals gewijzigd;

     o 'EPS' betekent Eugenie Patri Sebastien SA of EPS SA, een naamloze vennootschap (societe anonyme) geldig opgericht en bestaand naar het recht van Luzemburg, met maatschappelijke zetel te 5, Rue Guillaume Kroll, L-1182 Luzemburg;

     o 'OPRICHTER' betekent enerzijds, ieder van de oprichters van de Vennootschap, zijnde de afstammelingen van Roger de Spoelberch, Olivier de Spoelberch, Guillaume de Spoelberch, Genevieve de Pret Roose de Calesberg, Gustav de Mevius, Elisabeth de Haas Teichen, Marthe van der Straten Ponthoz en Albert van Dammne, en anderzijds, ieder van de controlerende aandeelhouders van AmBev, zijnde Jorge Paulo Lemann, Carlos Alberto da Veiga Sicupira en Marcel Hermann Telles;

     o 'VERBONDEN PERSOON VAN EEN OPRICHTER' betekent een rechtspersoon of natuurlijk persoon verbonden met een Oprichter;

     o 'HOUDERS' betekent: personen die A of B Certificaten houden in overeenstemming met de Statuten en de Administratievoorwaarden;

     o 'VERGADERING VAN HOUDERS' betekent de algemene vergadering van de Klasse A Houders en de Klasse B Houders gehouden in overeenstemming met de Statuten of de Administratievoorwaarden;

     o    'INTERBREW AANDEELHOUDERSOVEREENKOMST' betekent de
          Aandeelhoudersovereenkomst, gedateerd twee maart tweeduizend vier, tussen BRC, EPS, Rayvax en het AK, zoals gewijzigd;

     o 'TOEGELATEN OPVOLGER' betekent met betrekking tot EPS, iedere opvolger als bedoeld in artikel 2.01.(a) van de Interbrew
          Aandeelhoudersovereenkomst en, met betrekking tot BRC, elke opvolger als bedoeld in artikel 2.02.(a) van de Interbrew
          Aandeelhoudersovereenkomst;

     o 'TOEGELATEN OVERNEMER' betekent iedere Verbonden Persoon van een Oprichter; met dien verstande dat het stem-of economische belang direct of indirect gehouden in zo'n Verbonden Persoon van een Oprichter door personen die geen Oprichters of Verbonden Persoon van een Oprichter zijn vierentwintig komma negenennegentig honderdste procent (24,99%) niet mag overschrijden;

     o 'RAYVAX' betekent Rayvax Societe d'Investissements S.A., een naamloze vennootschap (societe anonyme/naamloze vennootschap) geldig opgericht en bestaand onder het recht van Belgie, met maatschappelijke zetel te Square Vergote 19, 1200 Brussels;

     o    'AANDEEL' betekent een aandeel in het kapitaal van de Vennootschap.

DOEL EN MIDDELEN

ARTIKEL 2.

1. Het AK stelt zich hoofdzakelijk ten doel het voorzien in een middel waardoor de Klasse A Houders en de Klasse B Houders, die gezamenlijk direct of indirect de meerderheid bezitten van de uitgegeven en geplaatste Aandelen, gezamenlijk en gelijkelijk controle kunnen uitoefenen over de bedrijfsvoering en zaken van de Vennootschap in hun hoedanigheid van indirecte aandeelhouders van de Vennootschap.

2. Teneinde dit doel te realiscren verkrijgt het AK Aandelen tegen uitgifte van Certificaten door het Administraitiekantoor.

     Voor rekening en risico van de Houders voert het AK de bewaring, administratie en het beheer van deze Aandelen en oefent ze alle daaraan verbonden rechten uit; waakt ze over de inning en de daaropvolgende uitkcring aan de Houders van de dividenden en andere opbrengsten voortkomende uit de Aandelen; behartigt ze de belangen van de Houders in alle omstandigheden waarin dit vereist is; verricht ze in de ruimste zin alle handelingen welke met het voorgaande verband houden of daartoe bevorderlijk kunnen zijn, met uitzondering van alle handelingen welke een commercieel risico inhouden.

     Het AK is niet bevoegd de door haar verkregen Aandelen waarvoor zij Certificaten heeft uitgegeven, te verkopen of op andere wijze te vervreemden, noch bedoelde Aandelen te verpanden of anderszins te bezwaren, tenzij anders voorzien in de Administratievoorwaarden.

3. Het AK legt bij notariele akte vast onder welke voorwaarden de certificering van Aandelen zal plaatsvinden en Certificaten zullen worden uitgegeven, alsmede de andere regels betrekking hebbende op het AK welke niet in onderhavige statuten voorzien worden (de
     'ADMINISTRATIEVOORWAARDEN').

BEHEER, HET BESTUUR

ARTIKEL 3.

1.   Het AK wordt bestuurd door een Bestuur bestaande uit acht leden.

     Deze acht (8) leden zullen bestaan uit vier (4) bestuurders benoemd door de Klasse A Houders Vergadering en vier (4) bestuurders benoemd door de Klasse B Houders Vergadering.

2.   Het Bestuur in belast met her besturen van het AK

BCSTUURSLEDEN

ARTIKEL 4.

1. De bestuursleden worden benoemd voor cen periode van drie jaar, en zijn na afloop van die periode herbenoembaar, tenzij anders bepaald in de Administratievoorwaarden.

2. Iedere bestuurder zal dienst doen tot zijn of haar overlijden, onbekwaamheid, ontslag of verwijdering door de Vergadering van Houders die hem of haar benoemd heeft, of door verloop van zijn/haar bestuurstermijn.

     Indien een vacature ontstaat door het overlijden, onbekwaamheid, ontslag of verwijdering van een bestuurder of het verloop van zijn/haar bestuurstermijn, dan zal, onverminderd artikel 4.1 hierboven, de Vergadring van Houders die de bestuurder heeft een opvolgende bestuurder benoemen.

SECRETARIS

ARTIKEL 5.

Het Bestuur wijst een secretaris aan dic geen lid is van het Bestuur.

VERTEGENWOORDIGING

ARTIKEL 6.

1. Het AK mag ten opzichte van Houders en derde partijen worden vertegenwoordigd door twee (2) gezamenlijk handclende bestuurders, met dien verstande dat een (1) van deze vertegenwoordigers een Klasse A Bestuurder zal zijn en een (1) van deze vertegenwoordigers een Klasse B Bestuurder.

     Een Klasse A Bestuurder (aangewezen door de Klasse A Bestuurders) en een Klasse B Bestuurder (aangewezen door de Klasse B Bestuurders) zullen het AK gezamenlkjk vertegenwoordigen bij iedere gewone of buitengewone aandeelhoudersvergadering van de Vennootschap en deze vertegenwoordigers van het AK zullen gezamenlijk stemmen bij de vergaderingen van aandeelhouders van de Vennootschap in overeenstemming met de besluiten van het AK Bestuur.

2. Het Bestuur kan ook schriftelijke volmacht verlenen aan een of meer leden van het Bestuur of aan een of meer derden om het Administratiekantoor te vertegenwoordigen, met dien verstande, dat indien deze volmacht betrekking heeft op een aangelegenheid die een versterkte meerderheid behoeft als aangegeven in de Administratievoorwaarden, het verlenen van de volmacht ook een dergelijke versterkte meerderheid behoeft.

VERGADERINGEN VAN HET BESTUUR, BESLUITVORMING

ARTIKEL 7.

1. Het Bestuur vergadern telkens voor een algemene of buitengewone vergadering van aadeelhouders van de Vennootschap, alsmede zo dikwijls een bestuurslid zulks nodig acht en in de andere gevallen voorzien in de Administratievoorwaarden. Tenzij anders aangegeven in de Statuten of de Administratievoorwaarden, is de aanwezigheid in persoon of bij volmacht van ten minste zeven (7) bestuursleden veriest om een quorum te behalen en om geldige besluiten te nemen met dien verstande echter, dat in geval in een vergadering van het Bestuur niet het benodigde quorum wordt behaald, toe te schrijven aan de afwezigheid van bestuurders benoemd door de vergadering van Houders van een zekere klasse, het quorumvereiste geen toepassing vindt in de tweede vergadering en geldige besluiten mogen worden genomen in deze tweede vergadering door de dan aanweizige bestuurders. Een hervatting van een geschorste vergadering zal worden gehouden niet vroeger dan achtenveertig (48) uur na het tijdstip vand de geplande vergadering of een voorgaande schorsing.

     In de vergaderingen van het Bestuur, bijeengeroepen voor en met betrekking tot een vergadering van aandeelhouders van de Vennootschap, zal het Bestuur
     (i) twee bestuurders aanwijzen (een aan te wijzen door de Klasse A Bestuurders en een aan te wijzen door de Klasse B Bestuurders) die gezamenlijk het AK zullen vertegenwoordigen op zo'n algemene of buitengewone vergadering van aandeelhouders van de Vennootschap, en (ii) de manier vaststellen waarop op de Aandelen gehouden door het AK zal worden gestemd.

     Deze vertegenwoordigers van het AK zullen gezamenlijk stemmen in de vergaderingen van aandeelhouders van de Vennootschap in overeenstemming met de besluiten van het Bestuur van het AK.

2. De bestuursvergaderingen worden bijeengeroepen door de secretaris in worden gehouden op de plaats zoals vermeld in de bijeenroeping, in Nederland of in het buitenland, op de wijze en onder de voorwaarden als voorzien in de Administratievoorwaarden.

3. De bijeenroepingen van de vergaderingen en elke schorsing daarvan geschieden op schriftelijke wijze en vermelden de agendapunten die zullen worden behandled op de vergadering.

     Deze bijeenroepingen worden verzonden uiterlijk op de zevende (7e) dag voor de dag waarop de vergadering wordt gehouden

     In spoedeisende gevallen kan deze termijn verkort worden tot achtenveertig
     (48) uur.

     In elk geval kan het Bestuur geldig besluiten nemen wanneer alle bestuursleden aanwezig of vertegenwoordigd zijn ook al zijn ze niet bijeengeroepen op de hiervoor bepaalde wijze.

     Elk bestuurslid heeft het recht een stem uit te brengen.

     De bevestigende stem van de meerderheid van de ter vergadering aanweizige bestuurders, onder wie begrepen ten minste twee Klasse A Besturrders en twee Klasse B Bestuurders, is vereist voor elk besluit van het Bestuur, met inachtneming van de quorumvereisten, vermelde hierboven, en met inachtneming van elke versterkte meerderheid vereist in de Administratievoorwaarden en enige andere voorwaarde gesteld in de Administratievoorwaarden, waaronder begrepen die met betrekking tot Eigendomsaangelegenheden en Strategische Operationele Aangelegenheden (zoals omschreven in de Interbrew Aandeelhoudersovereenkomst).

4. Elk besluit te nemen door het Bestuur mag ook worden genomen zonder het houden van een vergadering indien alle bestuurders daarmee schriftelijk instemmen.

5. Iedere bestuurder mag deelnemen aan een vergadering van het Bestuur door middle van telefoon, videoconferentie of vergelijkbare communicatiemiddelen door middle waarvan alle personen die in de vergadering participeren elkaar kunnen horen. Participatie aan een vergadering door middel van dergelijk communicatiemiddelen zal worden beschouwd als aanwezigheid in persoon.

6. De verganderingen zullen worden voorgezeten door een bestuurder, aangewezen door de Klasse A Bestuurders of de Klasse B Bestuurders ter vergadering aanwezig. Dit aanwijzingsrecht zal beurtelings per vergadering toekomen aan de Klasse A bestuurders en de Klasse B Bestuurders; de Kasse A Bestuurders zullen de eerste vergadering van het Bestuur voorzitten.

     In geval van staking van stemmen zal de voorzitter van het Bestuur of van enige vergadering geen doorslaggevende stem hebben.

7. Van de bespreckingen tijdens een vergadering worden notulen opgemaakt door de secretaris of door een andere door de voorzitter van de vergadering aangewezen persoon, in het Engels of een andere taal die door het Bestuur is goedgekeurd.

     De notulen worden voordbereid door de secretaris om door de voorzitter te worden ondertekend, alsmede door een bestuurder van de andere klasse.

     De getekende notulen zullen in het notulenboek worden bewaard.

8. Een bestuurslid kan zich ter vergadering van het Bestuur door een medebestuurslid door middle van een schriftelijk daartoe op te maken volmacht doen vertegenwoordigen.

     De gevolmachtigde kan slechts rechtsgeldig stem uitbrengen ten aanzien van in de volmacht omschreven onderwerpen.

9. Met uitzondering van de schriftelijke besluitvorming zoals uiteengezet in bovenstaand lid 4, geschieden alle stemmingen mondeling, tenzij de voorzitter van de vergadering beslist op een andere wijze te stemmen en geen van de aanwezigen daartegen bezwaren maakt.

     Blanco stemmen en ongeldige stemmen worden geacht niet te zijn uitgebracht.

CERTIFICATEN

ARTIKEL 8.

1. Aan de houder van elk Aandeel welk gecertificeerd is door het AK wordt een certificaat op naam uitgereikt, volgens de voorschriften opgenomen in de Administratievoorwaarden.

     Toondercertificaten worden niet uitgegeven.

2. Het Bestuur houdt een register bij van de Certificaten, zoals voorgeschreven in de Adminstratievoorwaarden.

3. De Houders van Certificaten moeten ervoor zorgen dat hun naam en adres aan het Bestuur worden medegedeeld met het oog op hun inschrijving in het register van Certificaten.

     Een houder van wie zijn naam en adres niet in het Register van Certificaten zijn opgenomen, kan zijn rechten met betrekking to de betreffende Certificaten niet uitoefenen.

4. Als de certificaten in onverdeeldheid toebehoren aan meerdere personen, zijn de houders van de onverdeelde rechten ertoe gehouden om zich ten overstaan van het AK te laten vertegenwoordigen door een persoon, en dit in overeenstemming met de Administratievoorwaarden.

5. Elk Certificaat, behorende tot Klass A of Klass B, zal gelijke rechten hebben met inachtneming van het bovenstaande.

UITKERINGEN

ARTIKEL 9.

Het AK int elk dividend en elke andrere opbrengst voortkomende uit de Aandelen die zij gecertificeerd heeft.

Binnen de tien dagen na ontvangst stort zij de dividenden of andere opbrengsten door aan de Certificaathouders, na aftrek van de kosten die overeenkomstig de Administratievoorwaarden moeten worden vergoed aan het AK.

De Adminsitratievoorwaarden bepalen de manier waarop het AK de andere rechten die aan de gecertificeerd Aandelen verbonden zijn uitoefent.

VERJARING

ARTIKEL 10.

De rechten van Certificaathouders op dividenden en andere opbrengsten vervallen tien jaar nadat het dividend of de andere opbrengsten betaalbaar zijn gested.

OVERDRACHT VAN CERTIFICATEN

ARTIKEL 11.

De overdracht van een Certificaat geschiedt op de wijze bepaald in de Administratievoorwarden.

OMRUILING VAN CERTIFICATEN

ARTIKEL 12.

Behoudens in de gevallen bepaald in de Statuten of in de
Adminisratievoordwaarden, kunnet de certificaten niet worden omgeruild.

BOEKJAAR

ARTIKEL 13.
Het bockjaar van het AK vangt aan op de eerste januari van elk jaar en eindigt op eenendertig december van hetzelfde jaar.

FINANCIELE CONTROLE, JAARREKENING EN VERANTWOORDELIJKHEID

ARTIKEL 14.

1. Het Bestuur maakt of laat vor ieder boekjaar de jaarstukken opmaken en doet dit uiterlijk voor dertig juni van het jaar volgend op het cinde van het boekjaar waarvan de staten worden opgemaakt.

     Deze jaarrekeningen worden ter goedkeuring voorgelegd aan de Vergadering van Houders binnen drie maanden na de opmaak ervan.

2. Het Bestuur zal de jaarekeningen jaarlijks laten controleren door international erkende onafhankelijke en openbare acccountants.

     Een dergelijke accountant heeft toegang tot de boeken en registers van het AK.

     Deze accountant zal van zijn bevindingen aan het Bestuur shriftelijk verslag uitbrengen.

3. In verband met het overleggen van de jaarrekeningen aan de Vergadering van Houders zal een besluit aan de Vergadering van Houders worden voorgelegd om decharge te verlenen aan de Bestuurders voor hun bestuur gedurende het betreffende boekjaar.

VERGADERINGEN VAN HOUDERS

ARTIKEL 15.

1. Het Bestuur roept een Vergadering van Houders bijeen, telkens indien het Bestuur dit gewenst acht en in het geval dat zulks in de
     Adminsitratievoorwaarden wordt voorgescreven.

2. De bijeenroeping geschiedt ter attentie van de Houders per aangetckende brief welke moet worden verzonden uiterlijk op de achtste (8e) dag voor de dag waarop de vergadering wordt gehouden.

     De agenda wordt in de oproeping vermeld.

3. Een beslissing van de Vergadering van Houders is geldig indien alle Houders aanwezig dan wel vertegenwoordigd zijn ook al is de vergadering niet samengeroepen overeenkomstig de hierboven vermelde oproepingprocedure.

4. Het Bestuur zal een persoon aanduiden om de Vergadering van Houders voor te zitten.

5. Alle Certificaathouders die over stemrecht beschikken overeenkomstig de Administratievoorwaarden hebben toegang tot de vergadering.

     Een Houder kan zich ter vergadering door middle van een schriftelijke volmacht doen vertegenwoordigen door een andere Houder.

6.   Ieder Certificaat geeft recht op een stem.

     Besluiten worden genomen met een meerderheid van vijfentachtig procent (85%) van de uitgegeven en geplaatste Certificaten, tenzij in dese Statuten of de Adminsratievoorwaarden anders is voorgescreven.

BIJEENROEPING DOOR DE CERTIFICAATHOUDERS

ARTIKEL 16.

Certificaathouders die ten minhste twintig procent (20%) van alle uitgegeven Certificaten vertegenwoordigen, kunnen van het Bestuur van het AK verlangen data een Vergadering van Houders wordt bijeengeroepen.

Het verzoek daartoe moet schriftelijk, met opgave van de agenda, geschieden.

De vergadering moet binnen veertien (14) dagen na ontvangst van het schriftelijke verzoek worden bijeengeroepen.

Bij gebreke daarvan mogen de verzoekende Houders zelf de vergadering bijeenroepen en, in dat geval, zullen de aanwezige Houders de voorzitter aanduiden.

DIVERSEN

ARTIKEL 17.

1. Het Bestuur is exclusief bevoegd de Statuten en de Administratievoorwaarden van het AK te wijzigen, met inachtneming van de meerderheid als bedoeld in artikel 15 lid 2 van de Administratievoorwaaarden.

     Een wijziging van de Statuten moet vastgesteld worden bij notariele akte.

     Zonder afbreuk te doen aan wat voorzien wordt in artikel 6 lid 2 is ieder bestuurslid bevoegd tot het doen verlijden van een notariele akte inzake een statutenwijziging of wijziging van de Administratievoorwaarden.

     De Vergadering van Houders is niet gerechtigd om de Statuten of Administratievoorwaarden te wijzigen.

2. Het AK is van rechtswege ontbonden wanneer het AK geen enkel gecertificeerd Aandeel meer houdt en zal automatisch ontbonden worden na beeindiging van de Interbrew Aandeelhoudersovereenkomst.

     In andere gevallen dan automatische ontbinding overeenkomstig do vorige zin, kan tot ontbinding van het AK slechts besloten worden door de Vergadering van Houders op voorstel van het Bestuur.

     De Vergadering van Houders kan hiertoc slechts geldig besluiten indien de aanwezigen minimaal vijfentachtig procent (85%) van de stemmen verbonden aan de Certificaten vertegenwoordigen.

     In geval van ontbinding wijzen de Klasse A Bestuurders een vereffenaar aan en wijzigen de Klasse B Bestuurders een vereffenaar aan.

     De twee vereffenaars dienen de nodige professionele kwalificaties samenvallend met de verantwoordelijkheden inherent aan cen dergelijke benoeming te bezitten en dienen onafhankelijk te zijn ten opzichte van Houders en het AK en zullen onderworpen zijn aan het professionele beroepsgeheim of ander toepasselijke regelgevitag.

     De vereffenaars zullen gezamenlijk handelen en zullen met ijver het vereffeningsproces aanvatten en zullen Aandelen die nog niet ann de certificaathouders werden verdeeld, na aftrek in voorkomend geval van de kosten van de vereffenaars en de kosten van het AK, onder de Houders verdelen.

     De vereffenaars zorgen er bovendien voor dat zo spoedig mogelijk wordt overgegaan tot de omwisseling van Certificaten in Aandelen.

3. Het AK blijft na ontbinding voortbestaan en de Statuten zullen van kracht blijven, tot de vereffening is voltooid en het zal gedurende de vereffening vertegenwoordigd worden door de vereffenaars.

4. De bepalingen van deze Statuten zullen van kracht worden vanaf de Slotdatum en blijven inwerking zo lang het AK bestaat, tenzij zij worded gewijzigd overeenkomastig artikel 17.1.

ONVOORZIENE GEVALLEN

ARTIKEL 18.

Elk probleem bij de toepassing en de interpretatie van deze statuten wordt door het Bestuur geregeld.

In geval van verschil in de interpretatie tussen de leden van het Bestuur of tussen de Houders, zal de Engelse tekst van de statuten tussen hen bindend zijn, voor zover mogelijk, terwijl tegenover derden de officiele Nederlandse tekst van de Statuten doorslaggevend is.

In alle gevallen die door de Statuten of de Administratievoorwaarden niet zijn geregeld, bepaalt het Bestuur de toe te passen regels.

OVERGANGSBEPALING INZAKE DE DATUM VAN INWERKINGTREDING

Deze wijziging van de Statuten zal inwerking treden zodra drie (3) bestuursleden van de Stichting, gezamenlijk handclend, schriftelijk erkennen dat de voorwaarde waarnaar wordt verwezen in het besluit is vervuld en dat de wijziging van de Statuten inwerking is getreden, welke erkenning, alsmede een afschrift van deze akte zullen worden neergelegd bij het handelsregister.

De comparant is mij, notaris, bekend.

WAARVAN AKTE,

in minuut verleden te Rotterdam, op de datum in het hoofd van deze akte vermeld. Voordat tot voorlezing is overgegaan is de inhoud van deze akte zakelijk aan de comparant opgegeven en toegclicht. Deze heeft daarna verklaard tijdig van de inhoud van deze akte te hebben kennisgenomen, daarmee in te stemmen en op volledige voorlezing daarvan geen prijs te stellen. Onmiddellijk na beperkte voorlezing van deze akte is zij door de comparant en mij, notaris, ondertekend.

w.g. de verschenen persoon en de notaris.

UITGEGEVEN VOOR

AFSCHRIFT

door mij, mr. Vanessa Marianne Kohn, als waarnemer van mr. Aart Daniel Gerard Heering, notaris te Amsterdam, op 26 augustus 2004



                              /s/ Aart Daniel Gerard Heering